Exhibit 10(k)
CHECKFREE CORPORATION
AMENDED AND RESTATED
NONQUALIFIED DEFERRED COMPENSATION PLAN
     THIS AMENDED AND RESTATED NONQUALIFIED DEFERRED COMPENSATION PLAN (the “Plan”), the terms and provisions of which are herein contained, is made and entered into effective as of this 26th day of July, 2007 (the “Effective Date”), by CHECKFREE CORPORATION, a Delaware corporation (the “Company”).
     1. PURPOSE OF THE PLAN.
     The purpose of this Plan is to establish a deferred compensation program for certain key management and highly-compensated associates of the Company and any of its Subsidiaries and Affiliates permitting such associates with the ability to defer the receipt of compensation from the Company.
     2. DEFINITIONS.
     As used in this Plan, the following capitalized terms shall have the indicated meaning.
          “Affiliate” means any entity other than the Company and its Subsidiaries that is designated by the Board as a participating employer under the Plan, provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or more than 50% of the ownership interests in such entity.
          “Annual Enrollment Form” means, with respect to each Participant and any calendar year, the form specified by the Plan Administrator, as completed and delivered to the Company by each Participant pursuant to such specific deadlines as may exist from time to time pursuant to the Plan.
          “Beneficiary” has the meaning set forth in Section 9 hereof.
          “Board” means the Board of Directors of the Company.
          “Bonus Compensation” means any cash compensation payable to a Participant pursuant to a written incentive plan of the Company for any fiscal year of the Company.
          “Bonus Deferral Election” means an election to defer a portion of a Participant’s Bonus Compensation for any fiscal year of the Company pursuant to the Plan and as set forth in the Participant’s Annual Enrollment Form for the calendar year in which ends the Company’s fiscal year.

          “Business Day” means any day on which both (i) the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) is open for trading and (ii) each of the Company, the Trustee, each Investment and any record keeper retained by the Plan Administrator is open for business.
          “Change of Control” means the occurrence of one or more of the following events:
          (a) Any “person” including a “syndication” or “group” as those terms are used in Section 13(d)(3) of the Securities Act, becomes (on or after the Effective Date) the beneficial owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding Voting Securities;
          (b) the Company is merged or consolidated with another corporation and immediately after giving effect to the merger or consolidation less than fifty percent (50%) of the outstanding Voting Securities of the surviving or resulting entity are then beneficially owned in the aggregate by (x) the stockholders of the Company immediately prior to the merger or consolidation, or (y) if a record date has been set to determine the stockholders of the Company entitled to vote on the merger or consolidation, the stockholders of the Company as of that record date.
          (c) The date a majority of the members of the Board becomes replaced, during the preceding twelve (12) month period, by directors whose appointment or election to the Board was not endorsed by a majority of the members of the Board before the date of such appointment or election.
          (d) the Company transfers substantially all of its assets to another person, or more than one person acting as a group, in accordance with Section 409A of the Code and guidance promulgated thereunder.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Company” means CheckFree Corporation, a corporation organized under the laws of the State of Delaware, or any successor corporation.
          “Deferral Account” means, with respect to each Participant, the book-keeping record maintained by the Company for each Participant in accordance with the terms of this Plan.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Effective Date” has the meaning as set forth in the introductory paragraph of this Plan.

          “Fair Market Value” means, with respect to any Investment, the closing price on the date of reference, or if there were no sales on such date, then the closing price on the nearest preceding day on which there were such sales, and in the case of an unlisted security, the mean between the bid and asked prices on the date of reference, or if no such prices are available for such date, then the mean between the bid and asked prices on the nearest preceding day for which such prices are available. With respect to any Investment which reports “net asset values” or similar measures of the value of an ownership interest in the Investment, Fair Market Value shall mean such closing net asset value on the date of reference, or if no net asset value was reported on such date, then the net asset value on the nearest preceding day on which such net asset value was reported. For any Investment not described in the preceding sentences, Fair Market Value shall mean the value of the Investment as determined by the Plan Administrator in its reasonable judgment on a consistent basis, based upon such available and relevant information as the Plan Administrator determines to be appropriate.
          “Installment Distribution Option” means the distribution option for a Participant’s Retirement Account as described in Section 8(b)(i) hereof.
          “Investment” means the options set forth in Exhibit “A” attached hereto, as the same may be amended from time to time by the Company in its sole and absolute discretion.
          “Lump Sum Distribution Option” means the distribution option for a Participant’s Retirement Account as described in Section 8(b)(ii) hereof.
          “Mandatory Commencement Date” means, with respect to each Participant, the date of the Participant’s 65th birthday. For example, the Mandatory Commencement Date for a Participant born on October 1, 1950 is October 1, 2015.
          “Participant” means an associate of the Company or any Subsidiary or Affiliate designated in Section 4 hereof, or otherwise designated by the Plan Administrator in its sole and absolute discretion for participation in the Plan who enters into a Participation Agreement, or a person who was such at the time of his retirement, death, or other termination of employment and who obtains, or whose beneficiary obtains, benefits under this Plan in accordance with its terms.
          “Participation Agreement” means an agreement between the Company and an individual pursuant to which the individual becomes a Participant in the form specified by the Plan Administrator. Participation Agreements for each Participant need not be the same and may contain such terms and conditions, not inconsistent with the Plan, as the Plan Administrator may determine appropriate.
          “Permitted Retirement Date” means the date on which a Participant both has (i) completed at least ten (10) years of full-time employment with the Company or any subsidiary or Affiliate , and (ii) is at least 55 years old.
          “Plan” means this CheckFree Corporation Nonqualified Deferred Compensation Plan, as it may be amended from time to time.

          “Plan Administrator” means the Company or such person or persons as may be designated from time to time in writing by the Company.
          “Retirement Account” means, with respect to each Participant, that portion of a Participant’s Deferral Account which is determined in accordance with Section 6(d) hereof.
          “Salary Compensation” means any base salary plus any receipts of commission compensation which is otherwise payable to a Participant in cash by the Company in any calendar year, without reduction for the amount of any contributions made by the Company on behalf of Participant under any salary reduction or similar arrangement to a qualified deferred compensation, pension or cafeteria plan, contributions toward a simplified employee pension plan described in Section 408(k) of the Code, contributions towards the purchase of an annuity contract described in Section 403(b) of the Code, and/or contributions of elective contributions pursuant to an arrangement qualified under Section 401(k) of the Code; provided, however, that in no event shall “Salary Compensation” include any severance payments or other compensation which is paid to Participant as a result of the Participant’s termination of employment with the Company. Notwithstanding anything herein to the contrary, in no event shall Salary Compensation include Bonus Compensation.
          “Salary Deferral Election” means an election to defer a portion of a Participant’s Salary Compensation pursuant to the Plan and as set forth in the Participant’s Annual Enrollment Form for the calendar year in which ends the Company’s fiscal year.
          “Specified Date Account” means, with respect to each Participant, that portion of the Participant’s Deferral Account which is determined in accordance with Section 6(d) hereof.
          “Sub Account” means, with respect to any Participant, the Participant’s Retirement Account or any Specified Date Account of the Participant.
          “Termination Date” means, with respect to each Participant, the date on which a Participant terminates employment with the Company and all its subsidiaries and Affiliates for any reason, including death or disability.
          “Trust” means the trust created pursuant to the Trust Agreement.
          “Trust Agreement” means that certain Trust Agreement by and between the Company and the Trustee may be amended from time to time in accordance with the terms hereof.
          “Trustee” means the trustee of the Trust. The Trustee shall at all times be a bank with trust powers. The initial and any successor Trustee shall be as selected by the Company pursuant to the Trust Agreement.
          “Unforeseeable Emergency” means in accordance with Section 409A of the Code and guidance promulgated thereunder, (1) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent; (2) loss of the Participant’s property due to casualty; or (3) any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
          “Voting Securities” means any security which ordinarily possesses the power to vote in the election of the Board without the happening of any precondition or contingency.
     3. ADMINISTRATION.
     The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. All decisions made by the Plan Administrator pursuant to the provisions of the Plan shall be made in the Plan Administrator’s sole discretion and shall be final and binding on all persons, including Participants.
     Without limiting the generality of the foregoing, the Plan Administrator shall have the following powers and duties:
     (a) To require any person to furnish such reasonable information as may be requested for the purpose of the proper administration of the Plan as a condition to receiving any benefits under the Plan;
     (b) To make and enforce such rules and regulations and prescribe the use of such forms as it shall deem necessary for the efficient administration of the Plan;
     (c) To determine the amount of benefits that shall be payable to any person in accordance with the provisions of the Plan, and to provide a full and fair review to any Participant whose claim for benefits has been denied in whole or in part;
     (d) To employ at the expense of the Company other persons (who may or may not be employed by the Company) to assist the Plan Administrator in carrying out its duties under the terms of the Plan;
     (e) To keep records of all acts and determinations, and to keep all such records, books of account, data and other documents as may be necessary for the proper administration of the Plan;
     (f) To prepare and distribute to all Participants, and Beneficiaries information concerning the Plan and their rights under the Plan;

     (g) To exercise any powers reserved to the Company under the Trust executed in connection with this Plan, including but not limited to the power to provide investment guidelines to the trustee under the Trust; and
     (h) To do all things necessary to operate and administer the Plan in accordance with its provisions.
     4. PARTICIPANTS.
     The Plan Administrator, in its sole and absolute discretion, shall select those management or other key associates of the Company or any Affiliate or Subsidiary who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and/or its Subsidiaries and Affiliates to participate in the Plan. No one shall be treated as a Participant unless and until the person has entered into a Participation Agreement.
     5. DEFERRED COMPENSATION.
     (a) Salary Deferrals. Any Participant may elect to defer the receipt of a portion of the Salary Compensation otherwise payable to the Participant by the Company or any Subsidiary or Affiliate in any calendar year, which portion, not to exceed twenty-five percent (25%) per annum, shall be designated by the Participant pursuant to a Salary Deferral Election as set forth on the Annual Enrollment Form.
     (b) Bonus Deferrals. Any Participant may elect to defer annually the receipt of a portion of or all of the Bonus Compensation otherwise payable to the Participant by the Company or any Subsidiary or Affiliate in any fiscal year, which portion shall be designated by him/her pursuant to a Bonus Deferral Election as set forth on the Annual Enrollment Form.
     (c) Annual Enrollment Forms. Unless otherwise approved by the Plan Administrator, Annual Enrollment Forms must be completed, signed, and delivered to the Company prior to January 1 of each calendar year for any Salary or Bonus Deferred Elections to be effective. Notwithstanding the foregoing, with respect to the calendar year in which a Participant first becomes eligible to participate in this Plan, the newly eligible Participant may make a Salary or Bonus Deferral Election pursuant to an Annual Enrollment Form if such election is made within 30 days after the date the associate becomes eligible.
     6. DEFERRAL ACCOUNTS.
     (a) Any compensation deferred pursuant to Section 5 of this Plan shall be credited to the Deferral Account maintained in the name of the Participant. Deferral Accounts shall be bookkeeping accounts maintained on the Company’s records. Deferral Account shall be credited (i) with respect to deferrals of Salary Compensation, on the same day of each month on which cash compensation would otherwise have been paid to a Participant, with a dollar amount equal to the total amount by which the Participant’s cash compensation for such month was reduced in accordance with the Participant’s Salary Deferral Election, and (ii) with respect to deferrals of

Bonus Compensation, on the date such bonus compensation would otherwise have been paid to the Participant in accordance with the Company’s normal practices.
     (b) The credit balance of the Deferral Account for each Participant shall be deemed to have been invested and reinvested from time to time in such Investments as shall be designated by the Participant in accordance with the following:
          (i) Upon commencement of participation in the Plan, each Participant shall make a designation of the Investments which the Participant desires to have deemed to be purchased with the amounts credited to the Participant’s Deferral Account in accordance with Section 6(a) hereof. All such deemed purchases of Investments with respect to such amounts shall be deemed to have occurred on the day on which the deferrals are credited to the Participant’s Deferral Account, unless such day is not a Business Day, in which event the deemed purchase shall be deemed to have occurred on the first Business Day following such day.
          (ii) Each Participant shall have the right, by giving notice to the Plan Administrator to (A) change the existing Investments in which the Participant’s Deferral Account is deemed to be invested by deeming a portion of the existing Investments in the Participant’s Account to have been sold and the new Investments purchased; and (B) change the Investments which are deemed to be purchased with future credits to the Participant’s Deferral Account pursuant to Sections 6(a)(i) and (ii). No Participant shall be permitted to make more than six (6) changes pursuant to (A) or (B) in any one calendar year. Such changes shall be made in such specific manner as shall be specified from time to time by the Plan Administrator. Any such change shall be effective as of the day given so long as such day is a Business Day and the notice of such change is given by 4:00 P.M. Eastern Standard Time on such day. Otherwise, such change shall be effective on the Business Day immediately following the date of such notice.
          (iii) In the case of any deemed purchase, the Deferral Account shall be debited with a dollar amount equal to the quantity and kind of the Investment deemed to have been purchased multiplied by the Fair Market Value of such Investment on the date of reference and shall be credited with the quantity and kind of Investment so deemed to have been purchased. In the case of any deemed sale of an Investment, the Deferral Account shall be debited with the quantity and kind of Investment deemed to have been sold, and shall be credited with a dollar amount equal to the quantity and kind of Investment deemed to have been sold multiplied by the Fair Market Value of such Investment on the date of reference.
          (iv) In no event shall the Company be under any obligation, as a result of any designation of Investments made by Participants, to acquire assets (or to cause the Trust to acquire assets) which correspond with any such Investments.
     (c) The Company shall, within the 45-day period following the close of each quarter during each calendar year (March 31, June 30, September 30 and December 31), furnish each Participant with a statement of the balance of the Participant’s Deferral Account and all Sub Accounts, showing all debits and credits thereto in accordance with the terms of this Plan.

     (d) A Participant’s Deferral Account shall be divided into separate Retirement and Specified Date Accounts which shall be Sub Accounts determined in accordance with this Section 6(d) as follows:
               (i) A Participant’s Retirement Account shall initially be credited with the portion of the Salary Compensation and the Bonus Compensation credited to a Participant’s Deferral Account pursuant to Section 6(a) hereof which is specified by the Participant on his Annual Enrollment Form for such calendar year to be credited to the Participant’s Retirement Account. A Participant shall have only 1 Retirement Account.
               (ii) A Participant’s Specified Date Account for any specified year shall initially be credited with the portion of the Salary Compensation and the Bonus Compensation credited to a Participant’s Specified Date Account pursuant to Section 6(a) hereof which is specified by the Participant to be credited to the Participant’s Specified Date Account for such specified year on his Annual Enrollment Form for such calendar year. The Specified Date Accounts shall be designated by any particular year which begins at least twelve (12) months after an individual becomes a Participant; provided however, that a Participant shall not be permitted to designate a year for a Specified Date Account which is after the year in which occurs the Participant’s Mandatory Commencement Date. If a Participant designates a Specified Date Account pursuant to any Annual Enrollment Form which is not permitted by the immediately preceding sentence, such designation of Specified Date Account shall be deemed null and void and all amounts otherwise designated by the Participant to be credited to such Specified Date Account shall instead be credited to the Participant’s Retirement Account.
               (iii) All deemed Investment designations made by a Participant pursuant to this Plan shall be specified by percentages and shall be deemed to apply in the same percentage to each of the credit balances of all Sub Accounts of the Participant’s Deferred Comp Account, so that at all times the portion of the total credit balance of each Sub Account that is deemed to be invested in a particular Investment designated by the Participant shall be identical for all Sub Accounts.
     (e) A Participant’s Deferral Account (and Sub Accounts thereof) shall be debited in an amount equal to the amount of cash distributed to the Participant or the Participant’s Beneficiary pursuant to Section 8 hereof.
     (f) In determining the amounts of all debits and credits to Deferral Accounts and Sub Accounts, the Plan Administrator shall exercise its reasonable best judgment, and all such determinations (in the absence of bad faith) shall be binding upon all Participants and their Beneficiaries. If an error is discovered in the Deferral Account or any Sub Account of a Participant, the Plan Administrator, in its sole and absolute discretion, shall cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.

     7. THE TRUST.
          (a) The Company shall enter into the Trust Agreement creating the Trust for the purposes specified therein and herein. The Trust is intended to be a “grantor trust” with the result that the corpus and income of the trust be treated as assets and income of the Company for federal income tax purposes pursuant to Subpart E, Part I, Subchapter J, Chapter 1, Subtitle A of the Code. The Trust and any assets held by the Trust will in all events conform to the substantive terms of the “model trust” described in Revenue Procedure 92-64, 1992-2 C.B. 422, all as determined by the Company in its sole and absolute discretion. All amounts contributed to the Trust shall remain the assets of the Company subject to the terms and conditions of the Trust Agreement.
          (b) The Company shall contribute an amount equal to the credits to the Participant’s Deferral Account with respect to Salary Deferral Elections and Bonus Deferral Elections at such times as such amounts are credited to a Participants account in accordance with Sections 5 and 6 hereof.
          (c) The Company shall remain primarily liable to make payments to Participants and their Beneficiaries pursuant to this Plan and the Company’s contribution of amounts to the Trust shall not satisfy the Company’s obligation to make payments to Participants and/or Beneficiaries pursuant to this Plan. Distributions from the Trust to Participants or Beneficiaries will, however, be applied in satisfaction of such obligation of the Company to make payments pursuant to Section 8 hereof.
          (d) The Company shall be responsible for and pay without any debit to the Deferral Account or reduction in the Trust, all amounts owed the Trustee pursuant to the Trust Agreement (including, without limitation, any amounts which are due pursuant to Section 9 of the Trust Agreement). In the event that the Company does not pay any such amounts to the Trustee and the Trustee charges such amount against, and pays it from, the Trust, the Company shall immediately contribute an amount equal to such charge to the Trust.
     8. DISTRIBUTIONS.
          (a) Specified Date Accounts.
               (i) Specified Date. Except as otherwise provided in this Section 8(a), Participant shall be paid an amount equal to the credit balance of the Participant’s Specified Date Account by January 15th of the year specified for such Specified Date Account.
               (ii) Termination of Employment. If a Participant’s Termination Date occurs prior to payment with respect to a Specified Date Account pursuant to Section 8(a)(i) or (iii) hereof, the Participant shall be paid an amount equal to the credit balance of such Specified Date Account within thirty (30) days of the Participant’s Termination Date. Notwithstanding the foregoing, with respect to amounts deferred after December 31, 2004, distributions to Participants, who are “key employees,” as defined in Section 416(i) of the Code, will not commence until the earlier of (1) the date that is six (6) months after the date of termination, (2) the date of the Participant’s death, or (3) any earlier date permitted under Section 409A of the Code.
               (iii) Change of Control. If there is a Change of Control prior to the payment with respect to a Specified Date Account pursuant to Section 8(a)(i) or 8(a)(ii) hereof, a Participant shall be paid an amount equal to the credit balance of such Specified Date Account within thirty (30) days following such Change of Control.
          (b) Retirement Account.
               (i) Termination of Employment After Permitted Retirement Date or Due to Death. Except as otherwise provided in this Section 8(b), if a Participant’s Termination Date occurs after the Participant’s Permitted Retirement Date or prior to the Participant’s Permitted Retirement Date due to the Participant’s death, then the Participant shall be paid an amount equal to the credit balance of the Participant’s Retirement Account pursuant to the distribution option set forth below that was specifically selected by the Participant pursuant to the Participant’s Participation Agreement:
                    (A) Installment Distribution Option. If the Participant selects the “Installment Distribution Option,” the Participant shall receive annual payments commencing on any day which is no more than 30 days following the Participant’s Termination Date and continuing annually thereafter on the same date for two (2) to fifteen (15) years (as selected by the Participant in the Participant’s Participation Agreement). Notwithstanding the foregoing, with respect to amounts deferred after December 31, 2004, distributions to Participants, who are “key employees,” as defined in Section 416(i) of the Code, will not commence until the earlier of (1) the date that is six (6) months after the date of termination, (2) the date of the Participant’s death, or (3) any earlier date permitted under Section 409A of the Code. The amount of each annual payment shall be determined by dividing (I) the balance in the Participant’s Retirement Account, by (II) the number of payments that remain to be made to the Participant based upon the payout period selected. For example, if a Participant has selected a 10-year payout period and the first annual payment is to be made on January 15, 2015, the amount of the payment to be made on that date would be the quotient obtained by dividing (w) the balance of the Deferral Account immediately prior to such payment date, by (x) 10; the amount of the payment for January 15, 2016, would be the quotient obtained by dividing (y) the balance of the Retirement Account immediately prior to such payment date in December, Year 1, by (z) 9; and so forth.
                    (B) Lump Sum Distribution Option. If the Participant selects the “Lump Sum Distribution Option” in the Participant’s Participation Agreement, the Participant shall be paid within thirty (30) days after the Participant’s Termination Date an amount equal to the credit balance of the Participant’s Retirement Account. Notwithstanding the foregoing, with respect to amounts deferred after December 31, 2004, distributions to Participants, who are “key employees,” as defined in Section 416(i) of the Code, will not commence until the earlier of (1) the date that is six (6) months after the date of termination, (2) the date of the Participant’s death, or (3) any earlier date permitted under Section 409A of the Code.

                    (C) Change in Distribution Options. A Participant shall be entitled to change payout options of the Participant’s Retirement Account between those in Sections 8(b)(ii)(A) or (B) above by written notice to the Company. Such notice must be delivered no less than twelve (12) months prior to the Termination Date and must provide that payments commence at least five (5) years after the payments otherwise would have commenced. Any notice of change that does not comply with these terms shall be of no force and effect.
               (ii) Termination of Employment Prior to Permitted Retirement Date Other than Due to Death. Except as otherwise provided in this Section 8(b), if a Participant’s Termination Date occurs prior the Participant’s Permitted Retirement Date for any reason other than the Participant’s death, then the Participant shall be paid, within thirty (30) days after the Participant’s Termination Date, an amount equal to the credit balance of the Participant’s Retirement Account. Notwithstanding the foregoing, with respect to amounts deferred after December 31, 2004, and notwithstanding the foregoing, distributions to Participants, who are “key employees,” as defined in Section 416(1) of the Code, will not commence until the earlier of (1) the date that is six (6) months after the date of termination, (2) the date of the Participant’s death, or (3) any earlier date permitted under Section 409A of the Code.
               (iii) Change of Control. If there is a Change of Control prior to payment with respect to a Participant’s Retirement Account pursuant to Section 8(b)(i) or 8(a)(ii) hereof, the Participant shall be paid an amount equal to the credit balance of the Participant’s Retirement Account within thirty (30) days following such Change of Control.
          (c) Hardship Distributions. If a Participant experiences an Unforeseeable Emergency, upon application by the Participant, payments of the then credit balance in the Participant’s Deferral Account may be made to the Participant in an amount which the Plan Administrator determines to be reasonably necessary to meet the financial hardship associated with such Unforeseeable Emergency. The Plan Administrator shall have exclusive authority to determine the circumstances which will constitute an Unforeseeable Emergency. Notwithstanding the foregoing in no event shall any distributions be made pursuant to this Section 8(c) to the extent that the Plan Administrator determines that the financial hardship related to the Unforeseeable Emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) cessation of deferrals under the Plan. (The provisions of this Section 8(c) shall also apply following a Participant’s death to any Beneficiary that is entitled to receive distributions.) The provisions of this Section 8(c) are intended to comply with the requirements of Section 409A of the Code and Treasury Regulation 1.409A-3(i)(3) and shall be interpreted and applied in a manner consistent therewith. All distributions pursuant to this Section 8(c) shall be debited from each of the Participant’s Sub Accounts in proportion to the respective credit balance of each Sub Account.
          (d) Early Payment and Withdrawal. With respect to amounts deferred before January 1, 2005, and upon written notice to the Plan Administrator any time prior to a Participant’s Termination Date, a Participant shall be paid, within thirty (30) days of the date of such written notice, an amount equal to ninety percent (90%) of the credit balance of all Sub Accounts of the

Participant. If a Participant makes such election for early payment (i) the Participant shall forfeit, have debited from the Participant’s Deferral Account, and not have any right to receive payment with respect to, ten percent (10%) of the credit balance of all Sub Accounts of the Participant, (ii) the Participant shall thereafter cease to be a Participant, and (iii) the Participant shall not be permitted to again participate in the Plan until at least the January 1st which is at least twelve (12) months after the date of such withdrawal. Early payments under this Section 8(d) shall not be available with respect to deferrals made after December 31, 2004.
          (e) Withholding and Other Taxes. Any payments pursuant to this Section 8 shall be subject to withholding of federal, state and local income taxes and any other applicable withholding or employment taxes.
     9. BENEFICIARIES.
     Each Participant shall have the right to designate a beneficiary (a “Beneficiary”) who is to succeed to the Participant’s right to receive payments hereunder in the event of the Participant’s death. If either (a) a Participant dies without designating a Beneficiary, (ii) the Beneficiary designated by a Participant is not surviving when a payment is to be made to such person under the Plan, and no contingent Beneficiary has been designated by the Participant, or (iii) the Beneficiary designated by a Participant cannot be located by the Plan Administrator within 1 year from the date benefits are to be paid to such person; then, in any of such events, the Beneficiary of such Participant with respect to any benefits that remain payable under the Plan shall be the estate of the Participant. No designation of Beneficiary shall be valid unless in writing signed by the Participant, dated, and delivered to the Company. Beneficiaries may be changed by a Participant without the consent of any prior Beneficiaries.
     10. RIGHTS UNSECURED; UNFUNDED PLAN; ERISA.
     This Plan and the Company’s obligations arising hereunder to pay benefits to a Participant or his beneficiary constitutes a mere promise by the Company to make payments in the future in accordance with the terms of this Plan and all Participants and their respective beneficiaries have the status of a general unsecured creditor of the Company. Neither a Participant nor his beneficiary shall have any rights in or against any specific assets of the Company, including, without limitation, the assets of the Trust or any assets of the Company which correspond with the Investments in which Participants can deem their Deferral Accounts to be invested.
     It is the intention of the Company that this Plan and the Company’s obligations hereunder be unfunded for income tax purposes and for purposes of Title I of ERISA.
     The Company shall treat this Plan as an unfunded plan maintained for a select group of management associates exempt from Parts 2, 3 and 4 of Title I of ERISA. The Company shall comply with the reporting and disclosure requirements of Part 1 of Title I of ERISA in accordance with U.S. Department of Labor Regulation §2520.104-23.

     11. NAMED FIDUCIARY AND CLAIMS PROCEDURES
          (a) The Company is hereby designated as the named fiduciary under the Plan and shall have the authority to control and manage the operation and administration of this Plan, and shall be responsible for establishing and carrying out the terms of this Plan.
               (i) If for any reason a claim for benefits under this Plan is denied by the Company, the Plan Administrator shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the Section(s) of this Plan and any other applicable document on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his claim, all written in a manner calculated to be understood by the claimant. For this purpose:
     (A) The claimant’s claim shall be deemed filed when presented in writing to the Plan Administrator.
     (B) The Plan Administrator’s explanation shall be in writing delivered to the claimant within 90 days of the date the claim is filed.
               (ii) The claimant shall have 60 days following his receipt of the denial of the claim to file with the Plan Administrator a written request for review of the denial. For such review, the claimant or his representative may submit pertinent documents and written issues and comments.
               (iii) The Plan Administrator shall decide the issue on review and furnish the claimant with a copy within 60 days of receipt of the claimant’s request for review of his claim. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based. If a copy of the decision is not so furnished to the claimant within such 60 days, the claim shall be deemed denied on review.
     12. NONASSIGNABILITY.
     The rights of a Participant or his beneficiaries to payments pursuant to this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or his beneficiaries.
     13. AMENDMENT OF THE PLAN.
     The Plan Administrator may amend this Plan at any time, without the consent of the Participants or their beneficiaries, provided, however, that no amendment shall divest any Participant or beneficiary of the credit balance of his Deferral Account except to the extent expressly provided otherwise in this Plan.

     The Plan Administrator may amend the terms of any Participation Agreement, prospectively or retroactively, but, subject to Section 3 above, no such amendment shall impair the rights of any Participant without the Participant’s consent.
     Subject to the above provisions, the Plan Administrator shall have broad authority to amend the Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.
     14. TERMINATION OF THIS PLAN.
     The Plan Administrator may terminate this Plan at any time. Upon termination of this Plan, distribution of the credit balance of each Participant’s Deferral Account shall be made in the manner and at the time heretofore prescribed, it being the intent that no such termination shall accelerate the payment of any amounts already credited to a Participant’s Deferral Account.
     15. EXPENSES.
     Costs of administration of this Plan will be paid by the Company.
     16. NO SPECIAL EMPLOYMENT RIGHTS.
     Nothing contained in this Plan shall confer upon any Participant any right with respect to the continuation of his employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence from time to time.
     17. NOTICES.
     (a) In Writing; Address. All notices, demands, consents and other communications provided for in this Plan shall be in writing, shall be given by a method prescribed in Section 17(b) hereof, and shall be given to the party to whom it is addressed at the address set forth below or at such other address as such party hereto may hereafter specify by at least fifteen (15) days prior written notice:

If to the Company:	CheckFree Corporation
4411 East Jones Bridge Road
Norcross, GA 30092
	Attention:	Plan Administrator — Nonqualified
Deferred Compensation Plan

If to a Participant:	To the address designated by Participant to the Company in the Participant’s respective Participation Agreement.

          (b) Method. Any notice, report or other communication shall be delivered by hand or nationally recognized overnight courier which maintains evidence of receipt, or mailed by United States certified mail, return receipt requested, postage prepaid, deposited in a United States post office or a depository for the receipt of mail regularly maintained by the Post Office. Any notices, demands, consents or other communication shall be deemed given when received at the address for which such party has given notice in accordance with the provisions hereof. Refusal to accept delivery at the address specified for the giving of such notice in accordance herewith shall constitute delivery.
     18. MISCELLANEOUS.
     (a) Headings. The headings of the sections of this Plan are inserted solely for convenience and are not to be given controlling effect, or used as an aid in the construction of any provision hereof.
     (b) Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.
     (c) Exhibits. All Exhibits attached to this Plan are incorporated herein and made a part hereof without need for any further reference.
     (d) 409A Compliance. The provisions of this Plan, including all definitions, shall be interpreted in a manner consistent with Section 409A of the Code and any guidance promulgated thereunder.
Adopted by the Company as of the 26th day of July, 2007.

CHECKFREE CORPORATION

By:	/s/ Peter J. Kight
Name:	Peter J. Kight
Title:	Chairman and Chief Executive Officer

EXHIBIT A
INVESTMENTS
     The following Investments sponsored by the Investment Offeror are available for Participants to designate for their Deferral Accounts to be deemed to be invested:
Name of Fund
IRT Stable Value Fund
Bond Fund of America
IRT Total Return Fund
IRT 500 Index
AIM Value Fund
AIM Constellation Fund
IRT International Equity Fund